Exhibit 99.1

Armstrong World Industries Expands Architectural Specialties Design and Fabrication Capabilities with Acquisition of Eventscape, Inc.

LANCASTER, Pa. (Feb. 19, 2026) — Armstrong World Industries. Inc. (NYSE: AWI), an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions, announced today that it has acquired Eventscape, Inc., a globally recognized design and fabrication company known for delivering complex, design-driven architectural environments. Based in New York City and Toronto, Canada, Eventscape specializes in the design, fabrication and installation of high-design, complex architectural features for multiple applications including ceilings, feature walls and facades.

“We are thrilled to welcome Eventscape to the Armstrong family and further increase our custom design and fabrication capabilities, expanding our access to more project opportunities in commercial buildings,” said Mark Hershey, Senior Vice President and Chief Operating Officer, Armstrong World Industries. “This acquisition represents a continuation of our portfolio expansion into custom design leadership, building on our prior acquisitions of Zahner, Arktura, Turf and 3form and boosting our ability to collaborate more closely with architects and designers from early concept through execution. By combining Eventscape’s advanced design, engineering and fabrication capabilities with our rich portfolio of Architectural Specialty solutions, Armstrong is now uniquely positioned to help our customers achieve any design ambition within the built environment.”

Over three decades, Eventscape has become a trusted partner for architects and designers by offering a material-agnostic approach for both interior and exterior architectural features that bring into reality the most unique and creative visions through advanced parametric modelling and state of the art fabrication. The company’s design and fabrication teams provide comprehensive turnkey solutions, overseeing projects from concept development through to final installation. Eventscape uses a broad range of materials and technologies—including metal, wood, resin, glass, and integrated lighting—to execute bespoke designs across diverse applications such as ceilings, statement walls, facades, and public art installations. The work of Eventscape has added inspiring architectural details that distinguish the interior and exterior spaces for some of the most iconic brands and institutions in North America. Recent examples include JP Morgan Chase’s recently opened global headquarters in New York, the David Geffen Hall at Lincoln Center and the Cleveland Cavaliers Rocket Mortgage Fieldhouse arena.

“On behalf of our entire team, we are honored and excited to join Armstrong and its growing portfolio of best-in-class Architectural Specialties companies,” said Eventscape president and founder Gareth Brennan. “Eventscape has been driven by a commitment to innovate, evolve and expand what is possible in the built environment, a mindset that aligns naturally with Armstrong’s innovation focus. Together, we are creating a powerful platform for growth and industry leadership, translating bold architectural intent into precise, buildable reality. We look forward to building the extraordinary together for many years to come.”

Eventscape was founded in 1999 and now employs 150 highly skilled professionals including architects, industrial and interior designers, engineers, specialized fabricators and expert craftsmen. The business has headquarters along with a design studio and fabrication facility in Toronto and a showroom and fabrication facility in New York. In 2025, the company generated approximately $30 million in revenue.

Armstrong funded the acquisition with a combination of available cash and its revolving credit facility, and District Capital Partners acted as its buyside adviser.

About Armstrong World Industries

Armstrong World Industries, Inc. (AWI) is an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions. For more than 165 years, Armstrong has delivered products and capabilities that enable architects, designers and contractors to transform building design and construction with elevated aesthetics, acoustics and sustainable attributes. With $1.4 billion in revenue in 2024, AWI has approximately 4,000 employees and a manufacturing network of 24 facilities, plus seven facilities dedicated to its WAVE joint venture.

Contact

Theresa Womble, tlwomble@armstrong.com or (717) 396-6354